Exhibit 10.2

February 19, 2024
Steven S. Williamson

Dear Steve:
On behalf of Pulmonx (the “Company” or “Pulmonx”) I am pleased to offer you employment with the Company beginning on March 15, 2024 or a date that is mutually agreed upon (the “Start Date”) on the terms described below.
Position
You will start in a full-time, exempt position as President and Chief Executive Officer. You will report to the Pulmonx Board of Directors (the “Board”). You will also be appointed to the Board.
Compensation
You will be paid an annual base salary of $580,000. Your salary will be payable in two equal payments per month pursuant to Pulmonx’s regular payroll policy. Your base salary will be reviewed annually by the Board as part of the Company’s normal salary review process. The Company will reimburse you for your commuting expenses from Scottsdale, Arizona to the Company’s headquarters in Redwood City, California (including travel and California lodging/housing expenses) and will include a tax gross up such that you are made whole on such expenses.
Annual Bonus
You will also be eligible to earn an annual discretionary bonus. Based on your position, you will be eligible to receive a bonus of approximately 75% of your then current annual base salary. The amount of this bonus will be determined in the sole discretion of the Company’s Board of Directors (or a committee thereof). It will be based, in part, on your performance and the performance of the Company during the applicable calendar year, as well as any other criteria the Company deems relevant. The bonus is not earned until paid (and you must be employed at the time of payment) and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. For 2024, provided that you commence employment with the Company no later than March 15, 2024, you will be eligible for a full 2024 bonus under this provision. If you commence your employment with the Company after March 15, your 2024 bonus payment will be prorated based on the number of days you worked at the Company during 2024.
Benefits
You will have the opportunity to participate in the standard benefit plans currently offered to other executives and employees, subject to eligibility requirements, plan terms and generally applicable Company policies. These benefits include health insurance, paid time off, and participation in a 401(k) plan. The effective date of your group health insurance will be effective as of your date of hire. Vacation is initially accrued at the rate of 13.33 hours per month, which equates to 20 days per year. Vacation accrual is capped at 1.75x the maximum yearly accrual. The Company may change compensation and benefits from time to time in its discretion.

Equity Awards
700 Chesapeake Drive / Redwood City / California 94063 / Tel: (650) 364-0400 / Fax: (650) 364-0403 / www.pulmonx.com

In connection with the commencement of your employment, you will receive a non-qualified stock option to purchase $2,500,000 of Company common stock to be determined using a Black-Scholes valuation model (the “Option”) and a restricted stock unit award for shares of Company common stock (the “RSU”), to be determined by dividing $2,500,000 by the trailing 60-day average closing price of the Company’s common stock to the date of grant as quoted on The Nasdaq Stock Market (the Option and the RSU collectively, the “Initial Grant”), both of which will vest over four years from the date of grant of the Initial Grant. The Option will have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% on the Company’s quarterly grant date falling in March 2025 and then in equal monthly installments over the subsequent three-year period. The RSU will vest 25% on the Company’s quarterly grant date falling in March 2025, with the remainder of the award vesting in equal quarterly installments over the subsequent three-year period.  The Initial Grant will occur on your Start Date, or shortly thereafter. The Company’s quarterly grant dates are currently March 1, June 1, September 1, and December 1 of each year or, if falling on a weekend or holiday, the immediately succeeding business day. The Initial Grant is conditioned upon Compensation Committee approval and will be subject to the terms of the equity award agreements between you and Pulmonx issued thereunder. You acknowledge that the Initial Grant is an inducement material to you in deciding to accept employment with Pulmonx in accordance with Nasdaq Listing Rule 5635(c)(4).

Pulmonx Corporation Severance and Change in Control Plan
Subject to your signature on this letter agreement below, and to your satisfying the conditions to employment stated herein, upon your commencement of employment with the Company you will be eligible to participate in the Pulmonx Corporation Severance and Change in Control Plan
(the “Severance and Change in Control Plan”), subject to your execution of a Participation Agreement under the Severance and Change in Control Plan. As more specifically described and subject to the terms and conditions contained in the Severance and Change in Control Plan, in the event of a Covered Termination you will be eligible to receive (i) twelve (12) months of salary continuation and twelve (12) months of the Health Care Benefit Payment, or (ii) in the event of a Covered Termination that occurs during a Change in Control Period, you will be entitled to (a) a lump sum payment equal to eighteen (18) months of salary, (b) eighteen (18) months of Health Care Benefit Payments, (c) the Annual Target Bonus Severance Payment, and (d) accelerated vesting of your Company Equity Awards that would otherwise vest based on your continued service with the Company over time. All capitalized terms used in the paragraph shall have the meaning defined for them in the Severance and Change in Control Plan.

For purposes of your rights under this letter agreement, the Severance and Change in Control Plan, or under any other applicable Company plan, Cause shall mean the occurrence of any of the following events, as determined by the Board: (i) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) your intentional, material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iii) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (iv) your gross misconduct.

Confidential Information and Invention Assignment Agreement
Like all Pulmonx employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), enclosed with this letter.
By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
Employment Relationship and Withholding
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations which may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this topic. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chairperson of the Board.
As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
All payments set forth herein are subject to applicable deductions and withholding taxes.
Position Requirements
This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States.  If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.  Should your background check clearance or reference check not be completed before your scheduled start date, Pulmonx will permit you to start work provisionally, subject to final background and credit check clearance and reference check, each determined in the sole discretion of the Company.  If the contingencies for background and credit check clearance and a reference check are not met, then your employment will be terminated for cause and without eligibility for severance or termination pay.  Additionally, your offer of employment and continued employment may require your consent to and successful completion of any drug or alcohol screening in accordance with the requirements of the customer/medical facilities serviced by Pulmonx.

Arbitration
To aid in the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge.
In addition, with the exception of Excluded Claims (as defined below) arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative or collective claims or proceedings are found to violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or request for relief shall be arbitrated.
This section shall not apply to any action or claim if such action or claim cannot be subject to mandatory arbitration as a matter of applicable law, including, without limitation, claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision.
You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Successors
This agreement is binding on and may be enforced by the Company and its successors and assigns and is binding upon and may be enforced by you and your heirs and legal representatives. Any successor to the Company (whether by purchase, merger, consolidation, name change or otherwise) will be bound by all of the Company’s obligations under this agreement.
Governing Law
This agreement will be governed by the laws of the State of California without reference to the conflict of law provision.
Entire Agreement
This letter, together with your Confidentiality Agreement and the Severance and Change in Control Plan and the terms of the equity award agreements with respect to the Initial Grant, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Confidentiality Agreement and return them to me by February 20, 2024 if you wish to accept employment at the Company under the terms described above.

I am extremely pleased to extend you this offer and look forward to the opportunity of working with you.
Sincerely,
/S/ Dana G. Mead, Jr.
Dana G. Mead, Jr.
Chairperson of The Board, Pulmonx Corporation

The foregoing terms are hereby understood and accepted.
/S/ Steven S. Williamson        February 20, 2024
Steven S. Williamson        Date

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